SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[_]    Preliminary Proxy Statement
[_]    Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[_]    Definitive Additional Materials
[_]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CONMED CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)     Title of each class of securities to which transaction applies:

    2)     Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4)     Proposed maximum aggregate value of transaction:

    5)     Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as  provided  by  Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)    Amount Previously Paid:
    2)    Form, Schedule or Registration Statement No.:
    3)    Filing Party:
    4)    Date Filed:

                               CONMED CORPORATION

                                310 Broad Street

                              Utica, New York 13501

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the "Company") will be held at the Radisson Hotel - Utica Centre, 200 Genesee Street, Utica, New York on Tuesday, May 15, 2001 at 3:30 P.M. (New York time), for the following purposes:

     (1)  To elect six Directors to serve on the Company's Board of Directors;

     (2)  To appoint independent accountants for the Company for 2001; and

     (3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     The shareholders of record at the close of business on March 28, 2001, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                    By Order of the Board of Directors,

                                    /s/ Thomas M. Acey

                                    Thomas M. Acey
                                    Secretary

April 6, 2001

                               CONMED CORPORATION
                                310 Broad Street
                              Utica, New York 13501

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 15, 2001

     The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 15, 2001, at 3:30 P.M. (New York time), at the Radisson Hotel - Utica Centre, 200 Genesee Street, Utica, New York, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy and the Company's annual report to shareholders are being mailed on or about April 6, 2001, to all shareholders of record on March 28, 2001. Shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

     The persons named as proxies are Eugene R. Corasanti and Robert E. Remmell, who are presently directors and, in the case of Mr. Corasanti, an officer of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of solicitations, will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

     Votes at the 2001 Annual Meeting will be tabulated by a representative of Registrar and Transfer Company, which has been appointed by the Company's Board of Directors to serve as inspector of election.

                                  VOTING RIGHTS

     The holders of record of the 15,424,027 shares of Common Stock outstanding on March 28, 2001, will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting. With respect to Proposal 1, the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Proposal 2 requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders.

When properly executed, a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted "for" all portions of items (1) and (2) and in the proxies' discretion on any other matters coming before the meeting.

     Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1) and
(2) are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days prior to the Annual Meeting (shares held by such clients, "broker non-votes"). The broker non-votes will be treated in the same manner as votes present.

                                  ANNUAL REPORT

     The annual report for the fiscal year ended December 31, 2000, including financial statements, is being furnished herewith to shareholders of record on March 28, 2001. The annual report does not constitute a part of the proxy soliciting material and is not deemed "filed" with the SEC.

                          SECURITY OWNERSHIP OF CERTAIN

                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 28, 2001, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee director, by each of the Named Executive Officers (as defined below) and by all directors and executive officers as a group.

                                                      Amount and Nature
                                                       of Beneficial
         Name of Beneficial Owner                       Ownership            Percent of Class
-----------------------------------------------       -----------------      ----------------
William W. Abraham(1)                                    214,151                    1.32

Eugene R. Corasanti(2)                                   687,602                    4.25

Joseph J. Corasanti(3)                                   116,525                      (4)

Bruce F. Daniels(5)                                       12,875                      (4)

William D. Matthews(1)                                    14,500                      (4)

Robert E. Remmell(1)                                       7,950                      (4)

Stuart J. Schwartz(6)                                      5,350                      (4)

Robert D. Shallish, Jr.(1)                                75,925                      (4)

Daniel S. Jonas (1)                                        6,000                      (4)

Directors and executive officers as a group (8         1,140,878                    7.02
  persons)(1)(2)(3)(5)(6)(7)

Bristol-Myers Squibb Company(8)                        1,000,000                    6.09%
345 Park Avenue
New York, NY  10154

                                                      Amount and Nature
                                                       of Beneficial
         Name of Beneficial Owner                       Ownership            Percent of Class
-----------------------------------------------       -----------------      ----------------
Fenimore Asset Management, Inc.(9)                        1,148,144                7.44%
Thomas O. Putnam
118 North Grand Street
P.O. Box 310
Cobleskill, New York  12043

State of Wisconsin Investment Board  (10)                 1,300,000                8.43%
P. O. Box 7842
121 E. Wilson Street
Madison, WI  53707

Massachusetts Financial Services Company (11)             1,044,180                6.46%
500 Boylston Street
15th Floor
Boston, MA  02116

Wellington Management Company, LLP (12)                   1,519,000                9.39%
75 State Street
Boston, MA 02109

Dimensional Fund Advisors, Inc. (13)                       818,322                 5.31%
1299 Ocean Avenue
Santa Monica, CA 90401

-----------------------
* Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 310 Broad Street, Utica, New York 13501.
(1)  Includes shares subject to options, exercisable within 60 days.
(2) Includes shares subject to options, exercisable within 60 days. Also includes 42,525 shares owned beneficially by the wife of Eugene R. Corasanti. Eugene R. Corasanti disclaims beneficial ownership of these shares.
(3) Includes shares subject to options, exercisable within 60 days. Joseph J. Corasanti is the son of Eugene R. Corasanti.
(4)  Less than 1%.
(5) Includes shares subject to options, exercisable within 60 days. Also includes 5,375 shares owned beneficially by the wife of Bruce F. Daniels. Mr. Daniels disclaims beneficial ownership of these shares.
(6) Includes shares subject to options, exercisable within 60 days. Also includes 850 shares owned beneficially by the wife of Stuart J. Schwartz. Dr. Schwartz disclaims beneficial ownership of these shares.
(7) Includes shares subject to options, exercisable within 60 days, held by William W. Abraham, Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, William D. Matthews, Robert E. Remmell, Stuart J. Schwartz and Robert D. Shallish, Jr., directors and executive officers of the Company. Such 744,152 shares are equal to approximately 4.82% of the Common Stock outstanding. As of March 28, 2001, the Company's directors and executive officers as a group (9 persons) are the record owners of 347,976 shares, which is approximately 2.26% of the Common Stock outstanding.
(8) A Schedule 13D filed with the SEC by Bristol-Myers Squibb Company ("BMS") on January 9, 1998, indicates that BMS beneficially owns 1,000,000 shares of Common Stock by virtue of having sole voting and dispositive power over such shares pursuant to a warrant to purchase Common Stock, dated as of December 31, 1997, issued by the Company to BMS in connection with the acquisition of Linvatec Corporation ("Linvatec") by the Company on December 31, 1997.

(9) An Amendment to a Schedule 13G filed with the SEC by Fenimore Asset Management, Inc., on January 30, 2001 indicates that such entities beneficially own 1,148,144 shares of Common Stock by virtue of having shared voting and dispositive power over such shares through discretionary accounts owned economically by clients.
(10) A Schedule 13G filed with the SEC by State of Wisconsin Investment Board on February 9, 2001 indicates that State of Wisconsin Investment Board beneficially owns 1,300,000 shares of Common Stock by virtue of having sole voting and dispositive power over such shares as manager of public pension funds.
(11) A Schedule 13G filed with the SEC by Massachusetts Financial Services Company on February 9, 2001 indicates that Massachusetts Financial Services Company beneficially owns 885,740 shares of Common Stock by virtue of having sole voting and dispositive power over those shares.
(12) A Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 14, 2001 indicates that Wellington Management Company, LLP beneficially owns 1,519,000 shares of Common Stock by virtue of having shared voting power over 1,399,700 shares and shared dispositive power over 1,519,000 shares in its capacity as an investment adviser.
(13) A Schedule 13G filed with the SEC by Dimensional Fund Advisors Inc. on February 2, 2001 indicates that Dimensional Fund Advisors Inc. beneficially owns 818,322 shares of Common Stock by virtue of having sole voting and dispositive power over those shares in its role as investment advisor for certain funds.

On March 28, 2001, there were 1,240 shareholders of record of the Company's Common Stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, and furnished to the Company pursuant to Rule 16a-3(c) thereunder, each person who, at any time during its fiscal year ended December 31, 2000, was a director, officer or beneficial owner of more than 10% of the Company's Common Stock that failed to file on a timely basis any such reports. Based on such reports, the Company is not aware of any such failure to file on a timely basis any such reports by any such person that has not previously been disclosed.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

     At the meeting, six directors are to be elected to serve on the Company's Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason. The director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Shareholders are not entitled to cumulative voting rights.

     The Board of Directors recommends a vote FOR this proposal.

     The Board of Directors consists of six directors. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors and has been elected by the shareholders.

     The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

                NOMINEES FOR ELECTION AT THE 2001 ANNUAL MEETING

                                      Served As
                                      Director                    Principal Occupation or
      Name                 Age          Since                    Position with the Company
      ----                 ---        ---------                  -------------------------
Eugene R. Corasanti         70          1970       Chairman of the Board of Directors, and Chief
                                                   Executive Officer of the Company

Robert E. Remmell           70          1983       Partner of Steates Remmell Steates & Dziekan
                                                   (Attorneys)

Bruce F. Daniels            66          1992       Executive, retired; former Controller of the
                                                   international division of Chicago Pneumatic Tool
                                                   Company

William D. Matthews         66          1997       Retired Chairman of the Board of Directors and
                                                   retired Chief Executive Officer of Oneida Ltd. and
                                                   director of Oneida Financial Corporation and Coyne
                                                   Textile Services

Stuart J. Schwartz          64          1998       Physician, retired

                            37          1994       President and Chief Operating Officer of the Company
Joseph J. Corasanti

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

     EUGENE R. CORASANTI (age 70) has served as Chairman of the Board of the Company since its incorporation in 1970. Mr. Corasanti is also the Company's Chief Executive Officer. Prior to that time he was an independent public accountant. Mr. Corasanti holds a B.B.A. degree in Accounting from Niagara University. Eugene R. Corasanti's son, Joseph J. Corasanti, is President and Chief Operating Officer and a Director of the Company.

     ROBERT E. REMMELL (age 70) has served as a Director since June 1983. Mr. Remmell also served as an Assistant Secretary of the Company and as an officer of several of the Company's subsidiaries from June 1983, until March 1, 2000, when he resigned from his position as Assistant Secretary of the Company, and from the positions he had held in the Company's subsidiaries. Mr. Remmell has been a partner since January 1961 of Steates Remmell Steates & Dziekan, Utica, New York, which has served as counsel to the Company. Mr. Remmell holds a B.A. degree from Utica College and an L.L.B. from Syracuse University School of Law.

     BRUCE F. DANIELS (age 66) has served as a Director of the Company since August 1992. Mr. Daniels is a retired executive. From August 1974 to June 1997, Mr. Daniels held various executive positions, including a position as Controller with Chicago Pneumatic Tool Company. Mr. Daniels holds a B.S. degree in Business from Utica College.

     WILLIAM D. MATTHEWS (age 66) has served as a Director of the Company since August 1997. From 1986 until retiring from the positions in 1999, Mr. Matthews was the Chairman of the Board and the Chief Executive Officer of Oneida Ltd. Mr. Matthews is a director of Oneida Financial Corporation and Coyne Textile
Services. Mr. Matthews holds a B.A. degree from Union College and an L.L.B. degree from Cornell University School of Law.

     STUART J. SCHWARTZ (age 64) has served as a Director of the Company since May 1998. Dr. Schwartz is a retired physician. From 1969 to December 1997 he was engaged in private practice as an urologist. Dr. Schwartz holds a B.A. degree from Cornell University and a M.D. degree from SUNY Upstate Medical College, Syracuse.

     JOSEPH J. CORASANTI (age 37) has served as President and Chief Operating Officer of the Company since August 1999 and as a Director of the Company since May 1994. He also served as General Counsel and Vice President-Legal Affairs of the Company from March 1993 to August 1998 and Executive Vice-President/General Manager of the Company from August 1998 to August 1999. Prior to that time he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. Joseph J. Corasanti is the son of Eugene R. Corasanti, Chairman and Chief Executive Officer of the Company.

     WILLLAM  W.  ABRAHAM  (age 69)  joined  the  Company in May 1977 as General
Manager. He has served as the Company's Vice President-Manufacturing and Engineering since June 1983. In November of 1989 he was named Executive Vice President and in March 1993, he was named Senior Vice President of the Company. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College.

     ROBERT D. SHALLISH, JR. (age 52) joined the Company as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. Prior to this he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant and senior manager from 1972 through 1984. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master's degree in Accounting from Syracuse University.

     GERALD G. WOODARD (age 53) joined the Company as President of Linvatec Corporation, a wholly-owned subsidiary of the Company, in May 2000. Prior to his employment with the Company, Mr. Woodard served as the President of Elekta Holdings, Inc. from March 1998 to May 2000. Previous to this position Mr. Woodard was the President of the Monitoring and Information Systems Division of Marquette Medical Systems from November 1995 to March 1998. Mr. Woodard holds a B.G.S. degree from Indiana University.

     DANIEL S. JONAS (age 37) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In September 1999, Mr. Jonas assumed responsibility for certain of the Company's Regulatory Affairs and Quality Assurance. Prior to his employment with the Company he was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Prior to that he was an Associate Attorney at Miller, Alfano & Raspanti, P.C. in Philadelphia from 1992 to 1995 as well as an adjunct professor of law at the University of Pennsylvania Law School from 1991 to 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

     LUKE A. POMILIO (age 36) joined the Company as Controller in September 1995. In addition, in September 1999, Mr. Pomilio became a Vice President with responsibility for certain of the Company's manufacturing and research and development activities. Prior to his employment with the Company, Mr. Pomilio served for two years as Controller of Rome Cable Corporation, a wire and cable manufacturer. He was also employed as a certified public accountant for seven years with Price Waterhouse LLP where he served most recently as an audit manager. Mr. Pomilio graduated with a B.S. degree in Accounting and Law from Clarkson University.

     THOMAS M. ACEY (age 54) has been employed by the Company since August 1980 and has served as the Company's Treasurer since August 1988 and as the Company's Secretary since January 1993. Mr. Acey holds a B.S. degree in Public Accounting from Utica College and prior to joining the Company was employed by the certified public accounting firm of Tartaglia & Benzo in Utica, New York.

     FRANK R. WILLIAMS (age 52) joined the Company in 1974 as Sales Manager and Director of Marketing and became Vice President-Marketing and Sales in June 1983. In September 1989, he became Vice President-Business Development, in November 1995, he became Vice President-Technology Assessment and in January 2000, he also became Vice President-Research and Development and Marketing for Minimally Invasive Surgical Products. Mr. Williams graduated with a B.A. degree from Hartwick College in 1970 as a biology major and did his graduate study in Human Anatomy at the University of Rochester College of Medicine.

     JOHN J. STOTTS (age 44) joined the Company as Vice President-Marketing and Sales for Patient Care in July 1993 and became Vice President-Marketing in December 1996. In January 2000, Mr. Stotts became Vice President - Marketing and Sales for Patient Care Products. Prior to his employment with the Company, Mr. Stotts served as Director of Marketing and Sales for Medtronic Andover Medical, Inc. Mr. Stotts holds a B.A. degree in Business Administration from Ohio University.

     The Company's Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Eugene R. Corasanti's employment is subject to an employment agreement which expires December 31, 2001. Joseph J. Corasanti's employment is subject to an employment agreement which expires on December 31, 2004. The Company's other officers are appointed by the Board of Directors and, except as set forth in the following section, hold office at the will of the Board of Directors.

COMPENSATORY ARRANGEMENTS AND RELATED TRANSACTIONS

     The Company has outstanding agreements with certain executive employees of the Company selected by the Board of Directors, which agreements provide that the individuals will not, in the event of the commencement of steps to effect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares or a change in a majority of the Board of Director), voluntarily leave the employ of the Company until a third person has terminated his or her efforts to effect a Change of Control or until a Change of Control has occurred.

     In the event of a termination of the individual's employment within two (2) years and six (6) months of a Change of Control, the executive is entitled to three years' compensation, including bonus, retirement benefits equal to the benefits he would have received had he completed three additional years of employment, continuation of all life, accident, health, savings, or other fringe benefits for three years, as well as any excise or other tax that may become due as a result of such Change of Control.

     The Board of Directors of the Company may terminate any such agreement upon three years prior written notice. The Board of Directors may also, at any time, terminate an agreement with respect to any executive employee who is affiliated with any group seeking or accomplishing a Change of Control. Messrs. E. Corasanti, J. Corasanti, W. Abraham, D. Jonas and R. Shallish are each a party to such an agreement, as are certain other officers of the Company and/or its subsidiaries.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors has three standing committees: the Audit Committee, the Stock Option Committee and the Compensation Committee. The Company has no nominating committee.

     The Audit Committee presently consists of Messrs. Daniels, Matthews and Remmell. The Audit Committee is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as the direct liaison with the Company's independent public accountants and recommends the engagement or discharge of such auditors. The Audit Committee met five times during 2000. The current Audit Committee Charter is attached as Appendix A hereto.

     The Stock Option Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz. The Stock Option Committee administers the Company's employee stock option plans and has authority to grant options to officers and key employees, as designated by the Stock Option Committee, and to determine the terms of such options in accordance with such plan. The Stock Option Committee acted by unanimous written consent on resolutions ten times during 2000.

     The Compensation Committee presently consists of Messrs. Daniels, Matthews and Remmell. The Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company's officers. The Compensation Committee met three times during 2000, and voted by unanimous consent once during 2000.

     The full Board of Directors met six times in person and voted by unanimous consent on one resolution during 2000. Each incumbent director attended or acted upon at least 75% of the total 2000 board meetings or unanimous consents and committee meetings or unanimous consents held or acted upon during periods that he was a member of the Board or such committees.

     Each Director was paid $1,000 for each of the five meetings of the full Board of Directors personally attended and Messrs. Daniels, Matthews and Remmell and Dr. Schwartz, as non-employee directors, were paid $2,500 for each of the four fiscal quarters of service on the Board of Directors. In addition, under the Company's Stock Option Plan for Non-Employee Directors, each non-employee director (Messrs. Daniels and Remmell in 1996 and 1997, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1998 and 1999 and, if elected, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 2000) elected, reelected or continuing as a director, receives 1,500 (3,000 in 2001) options with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

AUDIT COMMITTEE REPORT

     The role of the Audit Committee is to assist the Board of Directors in its oversight of the company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent", as required by applicable listing standards of NASDAQ. The Committee operates pursuant to a Charter that was last amended and restated by the Board on February 15, 2001, a copy of which is attached to this Proxy Statement as Appendix A.

     Management is responsible for CONMED's internal controls, financial reporting process and compliance with laws and regulations. The independent accountants are responsible for performing an independent audit of CONMED's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

     In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     CONMED's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent".

     Based upon the Committee's review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in CONMED's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Bruce Daniels (Chairman)
William Matthews
Robert E. Remmell

COMPENSATION OF EXECUTIVE OFFICERS

     The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) Eugene R. Corasanti, the Chairman of the Board of Directors and Chief Executive Officer of the Company (the "CEO"), (ii) the Company's four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company at December 31, 2000 and (iii) Gerald Woodard, the President of Linvatec, who began work in 2000 (the CEO and such officers, the "Named Executive Officers").

     The following information does not reflect any compensation awarded to or earned by the Named Executive Officers subsequent to December 31, 2000, except as may otherwise be indicated. Any compensation awarded to or earned by the Named Executive Officers during 2001 will be reported in the proxy statement for the Company's 2002 Annual Meeting of Shareholders, unless such compensation has been previously reported.

Summary Compensation Table

     The following table sets forth for the Named Executive Officers for each of the last three fiscal years: (i) the name and principal position of the executive officer (column (a)); (ii) the year covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including: (A) base salary earned during the year covered (column (c)); (B) bonus earned during the year covered (column (d)); and (C) other annual compensation not properly categorized as salary or bonus (column (e)); and (iv) long-term compensation, including the sum of the number of stock options granted (column (f)).


                           Summary Compensation Table

-----------------------------------------------------------------------------------------------------------------------
                                                                                                        Long-Term
                                                                                                       Compensation
                                                                Annual Compensation                       Awards
------------------------------------- ----------- --------------- --------------- ----------------- -------------------
                (a)                      (b)           (c)             (d)              (e)                (f)
------------------------------------- ----------- --------------- --------------- ----------------- -------------------
                                        Fiscal        Salary           Bonus         Other Annual         Options
    Name and Principal Position          Year          ($)            ($)(1)       Compensation ($)         (#)
------------------------------------- ----------- --------------- --------------- ----------------- -------------------
Eugene R. Corasanti,                     2000        337,335               0         370,490              75,000
   Chief Executive Officer and           1999        322,854          65,000         245,900(2)           50,000
   Chairman of the Board                 1998        300,000          45,000         225,000(2)           55,000
------------------------------------- ----------- --------------- --------------- ----------------- -------------------
Joseph J. Corasanti,                     2000        208,895               0         100,000              75,000
   President and                         1999        170,134          40,000               -              60,000
   Chief Operating Officer               1998        133,195          21,843               -              30,000
------------------------------------- ----------- --------------- --------------- ----------------- -------------------
William W. Abraham,                      2000        183,807               0               -              10,000
   Senior Vice President                 1999        178,907          34,840               -              10,000
                                         1998        176,557          25,350               -               5,000
------------------------------------- ----------- --------------- --------------- ----------------- -------------------
Gerald G. Woodard,                       2000        118,794               0               -              35,000
   President of Linvatec(3)              1999            n/a             n/a               -                 n/a
                                         1998            n/a             n/a               -                 n/a
------------------------------------- ----------- --------------- --------------- ----------------- -------------------
Robert D. Shallish, Jr.,                 2000        165,948               0               -              10,000
   Chief Financial Officer               1999        161,327          31,574               -              10,000
   and Vice President-Finance            1998        158,662          22,893               -               5,000
------------------------------------- ----------- --------------- --------------- ----------------- -------------------
Daniel S. Jonas,                         2000        140,760               0               -              10,000
   Vice President - Legal  Affairs,      1999        128,968          26,512               -               8,000
General Counsel(4)                       1998         50,700           7,813               -               6,000
------------------------------------- ----------- --------------- --------------- ----------------- -------------------

------------------
(1)  Includes  cash  bonuses in year  earned  even if paid after the fiscal year end.
(2)  Amounts  represent deferred  compensation  and accrued interest for Messrs.
     Eugene  and  Joseph  Corasanti.   See  the  discussion  of  the  employment
     agreements for Messrs. Eugene and Joseph Corasanti, below.
(3)  Mr. Woodard was hired effective May 30, 2000.
(4)  Mr. Jonas was hired effective August 3, 1998.

     Eugene R. Corasanti has a five-year employment agreement (the "CEO Employment Agreement") with the Company, extending through December 31, 2001. The CEO Employment Agreement provides for Mr. Corasanti to serve as chief executive officer of the Company for five years at an annual salary not less than $300,000, as determined by the Board of Directors. Mr. Corasanti also receives deferred compensation of $100,000 per year (which the Board increased to $200,000 for 2000 and 2001) with interest at 10% per annum, payable in 120 equal monthly installments upon his retirement or to his beneficiaries at death, and is entitled to participate in the Company's employee stock option plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. In the event that the Board of Directors should fail to re-elect

Mr. Corasanti as chief executive officer or should terminate his employment for reasons other than just cause, Mr. Corasanti will become entitled to receive the greater of three years' base annual salary or the balance of his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination for the five-term employment term, and shall continue to receive other employment benefits, for the greater of three years or the balance of the CEO Employment Agreement's five-year term. In the event of Mr. Corasanti's death or disability, Mr. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the CEO Employment Agreement's term. If, during the term of Mr. Corasanti's employment under the Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. Corasanti will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus
(ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination;
(c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied. The Board of Directors has determined that Mr. Corasanti's base salary was $325,000 for 2000.

     Joseph J. Corasanti has a five-year employment agreement (the "COO Employment Agreement") with the Company, extending through December 31, 2004. The COO Employment Agreement provides for Mr. Corasanti to serve as chief operating officer of the Company for five years at an annual salary not less than $200,000, as determined by the Board of Directors. Mr. Corasanti also receives deferred compensation of $100,000 per year with interest at 10% per annum, payable in 120 equal monthly installments, at his option, upon his departure or retirement or to his beneficiaries at death, and is entitled to participate in the Company's employee stock option plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. In the event that the Board of Directors should fail to re-elect Mr. Corasanti as chief operating officer or should terminate his employment for reasons other than just cause, Mr. Corasanti will become entitled to receive the greater of three years' base annual salary or the balance of his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination for the five-term employment term, and shall continue to receive other employment benefits, for the greater of three years or the balance of the COO Employment Agreement's five-year term. In the event of Mr. Corasanti's death or disability, Mr. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the COO Employment Agreement's term. If, during the term of Mr. Corasanti's employment under the COO Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. Corasanti will be entitled to receive
(a) a lump sum payment equal to three times the sum of (i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus (ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination; (c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied. The Board of Directors has determined that Mr. Corasanti's base salary was $200,000 for 2000.

     The Company is paying the premiums on three split-dollar life insurance policies for Eugene R. Corasanti. In 2000, premiums on these policies paid by the Company aggregated approximately $52,000. In addition, the Company is paying the premiums for a split-dollar life insurance policy for Mr. J. Corasanti, for which the Company paid premiums of $12,130 in 2000. These matters are described under "Board of Directors Interlocks and Insider Participation; Certain Relationships and Related Transactions."

STOCK OPTION PLANS

1999 Long-Term Incentive Stock Plan

     In May 1999, the shareholders approved the CONMED Corporation 1999 Long-Term Incentive Plan (the "1999 Plan"). Under the 1999 Plan, in the discretion of the Stock Option Committee of the Board of Directors (the "Committee"), options, performance shares and restricted stock may be granted to employees and/or consultants of the Company and its subsidiaries. The Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz.

     Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422, (ii) options other than incentive stock options (i.e., non-qualified options), (iii) performance shares, and (iv) restricted stock (collectively, the "awards"). A total of 1,000,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the issuance of awards to be granted under the 1999 Plan. Shares reserved under an award which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1999 Plan. Options relating to 472,575 shares of Common Stock have been granted and not terminated under the 1999 Plan. At this time, 22,500 of the options are exercisable. Options relating to 527,425 shares of Common Stock remain available to be granted.

The 1992 Plan

     In April 1992, the shareholders approved the CONMED Corporation 1992 Stock Option Plan (as amended and approved by the shareholders on May 21, 1996, the "1992 Plan"). Under the 1992 Plan, in the discretion of the Stock Option Committee of the Board of Directors (the "Committee"), options may be granted to officers and key employees of the Company and its subsidiaries for the purchase of shares of Common Stock. The Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz.

     Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). A total of 2,000,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted under the 1992 Plan. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1992 Plan. Options relating to 2,598,049 shares of Common Stock have been granted and not terminated under the 1992 Plan, of which options relating to 1,016,867 shares of Common Stock are still exercisable. Options relating to 175,641 shares of Common Stock remain available to be granted.

The 1983 Plan

     In June 1983, the shareholders of the Company approved an employee stock option plan (the "1983 Plan"), which was subsequently amended and approved by the shareholders on June 30, 1987 and April 10, 1992. Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). Pursuant to the 1983 Plan, officers and key employees of the Company were eligible for grants of stock options at the fair market value of the Company's Common Stock on the date of grant, exercisable commencing one year after grant. The 1983 Plan is administered by the Committee.

     No additional options may be granted under the 1983 Plan. Options relating to 1,005,753 shares of Common Stock were granted under the 1983 Plan, of which options for 11,625 shares of Common Stock are still exercisable.

Stock Option Plan for Non-Employee Directors

     In May 1995, the shareholders of the Company approved the Stock Option Plan For Non-Employee Directors of CONMED Corporation (the "Non-Employee Directors Plan"). All members of the Company's Board of Directors who are not current or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in the Non-Employee Directors Plan. Under the Non-Employee Directors Plan, each Non-Employee Director (Daniels and Remmell in 1996 and 1997, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1998, 1999 and 2000 and if elected, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 2001) elected, reelected or continuing as a director receives 1,500 options (which are non-qualified stock options under the Internal Revenue Code of 1986) (3,000 starting in 2001) with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

     A total of 75,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted and not terminated under the Non-Employee Directors Plan, of which options for 28,500 shares of Common Stock have been granted and options for 18,000 shares are still exercisable. Options relating to 46,500 shares of Common Stock remain available to be granted. Shares issuable under the Non-Employee Directors Plan may be authorized but unissued shares or treasury shares. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Non-Employee Directors Plan.

Option Grants Table

     The following table sets forth, with respect to grants of stock options made during 2000 to each of the Named Executive Officers: (I) the name of the executive officer (column (a)); (ii) the number of securities underlying options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 2000; (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column (e)); and (vi) the potential realizable value of each grant, assuming the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at a rate of (A) 5% per annum (column (f)) and (B) 10% per annum (column (g)).

                              Option Grants in 2000


                                                                                                 Potential Realiazable Value at
                                                                                                 Assumed Annual Rates of Stock
                                                                                                     Price Appreciation for
                                      Individual Grants                                                   Option Term
----------------------------------------------------------------------------------------------   ------------------------------
             (a)                    (b)                 (C)               (d)            (e)           (f)              (g)

                                 Number of
                                 Securities
                                 Underlying        % of Total
                                  Options         Options Granted     Exercise or
                                  Granted         to Employees in      Base Price   Expiration
        Name                        (#)               2000               ($/Sh)       Date             5%($)           10%($)
------------------------         ----------       ---------------     ------------  ----------      ----------     ------------
Eugene R. Corasanti                25,000             5.49%              24.63        5/16/10       387,163.25       981,147.70
                                   50,000            10.98%              13.75       10/11/10       432,365.06     1,095,697.94

Joseph J. Corasanti                25,000             5.49%              24.63        5/16/10       387,163.25       981,147.70
                                   50,000            10.98%              13.75       10/11/10       432,365.06     1,095,697.94

William W. Abraham                 5,000              1.10%              24.63        5/16/10        77,432.65       196,229.54
                                   5,000              1.10%              13.75       10/11/10        43,236.51       109,569.79

Robert D. Shallish, Jr.            5,000              1.10%              24.63        5/16/10        77,432.65       196,229.54
                                   5,000              1.10%              13.75       10/11/10        43,236.51       109,569.79

Gerald Woodard                     25,000             5.49%              25.44        6/6/10        399,937.68     1,013,520.60
                                   10,000             2.20%              16.06        7/20/10       101,016.20       255,994.88

Daniel S. Jonas                    5,000              1.10%              24.63        5/16/10        77,432.65       196,229.54
                                   5,000              1.10%              13.75       10/11/10        43,236.51       109,569.79

Aggregated Option Exercises and Year-End Option Value Table

     The following table sets forth, with respect to each exercise of stock options during 2000 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis: (I) the name of the executive officer (column (a)); (ii) the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of securities underlying unexercised options held at December 31, 2000, separately identifying the exercisable and unexercisable options (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options held at December 31, 2000, separately identifying the exercisable and unexercisable options (column (e)). The Company's stock option plans do not provide for stock appreciation rights.


                     Aggregated Option Exercises in 2000 and
                         December 31, 2000 Option Values

            (a)                   (b)             (C)                       (d)                                (e)
                                                               Name of Securities Underlying    Value of Unexercised In-the-Money
                                                              Unexercised Options at 12/31/00       Options at 12/31/00 ($)(1)
                                                                            (#)                 ---------------------------------
                                                              -------------------------------
                                Shares
                              Acquired on    Value Realized
           Name               Exercise (#)         ($)        Exercisable       Unexercisable   Exercisable         Unexercisable
-----------------------       ------------   --------------   -----------       -------------   -----------         -------------
Eugene R. Corasanti              0               $0             410,502            75,000       $1,461,796             $168,750
William W. Abraham               0               $0             162,051            10,001       $1,010,494             $ 16,881
Gerald Woodard                   0               $0             0                  35,000       $0                     $ 10,625
Robert D. Shallish, Jr.          11,200          $254,167       61,600             30,400       $181,624               $ 17,125
Joseph J. Corasanti              0               $0             60,100            151,400       $42,406                $170,188
Daniel S. Jonas                  0               $0             4,000              20,000       $0                     $ 16,875

--------------------------------------------------------------------------------
(1) Assumes $17.125 per share fair market value on December 31, 2000 which was the closing price on December 29, 2000, the last day of trading on NASDAQ in 2000.

PENSION PLANS

         The Company maintains a broadly based defined benefit pension plan (the "Pension Plan") for all employees. The Pension Plan entitles a participant to a normal monthly retirement benefit equal to 1 1/2% of the participant's average monthly earnings over the period of employment times years of service. The deferred compensation for Mssrs. E. and J. Corasanti is not included in the calculation of retirement benefits. Benefits are fully vested after five years of service, starting from date of hire. Upon reaching normal retirement age, generally age 65 with five years of credited service, participants are entitled to receive vested benefits under the Pension Plan either in the form of a lump sum payment or a monthly retirement benefit.

     The Pension Plan represents a "fresh start" as of January 1, 1989, replacing the three pension plans formerly in place. The three former plans have been merged into the Pension Plan, which is the former broadly based plan with the benefit formula increased from 1/2% of pay to 1 1/2% of pay. Benefits accrued by participants under the former plans became fully vested as of December 31, 1988 and are paid, when due, from this "fresh start" Pension Plan. Benefits accrued under the former plans are payable from the Pension Plan in addition to the benefits to be received under the Pension Plan.

     As of December 31, 2000, Messrs. E. Corasanti, Abraham, Shallish, J. Corasanti and Jonas had five, four, eleven, eight and two years of credited service, respectively. The first table presents information concerning the annual pension payable under the Pension Plan based upon various assumed levels of annual compensation and years of service

                             CONMED Pension Plan
                              Years of Service

    Average
      Pay            15          20          25         30         35
 ---------------   -------    -------     -------    -------    -------
    $125,000       $28,125    $37,500     $46,875    $56,250    $65,625
    $150,000        33,750     45,000      56,250     67,500     78,750
    $175,000(1)     36,000     48,000      60,000     72,000     84,000
    $200,000(1)     36,000     48,000      60,000     72,000     84,000
    $225,000(1)     36,000     48,000      60,000     72,000     84,000
    $250,000(1)     36,000     48,000      60,000     72,000     84,000
    $300,000(1)     36,000     48,000      60,000     72,000     84,000
    $400,000(1)     36,000     48,000      60,000     72,000     84,000
    $450,000(1)     36,000     48,000      60,000     72,000     84,000
    $500,000(1)     36,000     48,000      60,000     72,000     84,000

(1) 2000 statutory limits are $130,000 and straight life annuity benefit payable at age 65 and $160,000 annual compensation taken into account in determining average pay.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Board of Directors, pursuant to the terms of the CEO and COO Employment Agreements, establishes the annual salary of Eugene R. Corasanti and Joseph J. Corasanti. The Compensation Committee establishes the compensation plans and specific compensation levels for the Company's other officers. The Stock Option Committee administers the Company's stock option plans. The Compensation Committee is presently composed of Bruce F. Daniels, William D. Matthews and Robert E. Remmell. The Stock Option Committee is presently composed of Bruce F. Daniels, Robert E. Remmell and Stuart J. Schwartz.

     The Board of Directors believes that the compensation of Eugene R. Corasanti, the Company's Chairman and Chief Executive Officer ("CEO"), should be heavily influenced by company performance, long-term growth and strategic positioning. Therefore, although there is necessarily some subjectivity in setting the CEO's salary, major elements of the compensation package are directly tied to company performance, long-term growth and strategic positioning. This philosophy is reflected in Mr. Corasanti's current five-year employment contract, which provides for a base annual salary of $300,000 and permits the Board of Directors, in its discretion, to establish a higher salary.

     The Board of Directors believes that the compensation of Joseph J. Corasanti, the President and Chief Operating Officer ("COO"), should also be heavily influenced by company performance, long-term growth and strategic positioning. This philosophy is reflected in the employment contract for the COO which is generally similar to the contract provided to the CEO, and which provides for a base annual salary of $200,000 and permits the Board of Directors to determine a higher salary in its discretion.

     In 1993, while the Company consummated the $21.8 million acquisition of certain assets and the business of Medtronic Andover Medical, Inc. from Medtronic Inc., the Company incurred a net loss of $1.4 million, primarily as a result of a $5.0 million charge relating to patent infringement litigation. In 1994, the Company returned to profitability, recording net income of $5.4 million, or $0.56 per diluted share. In 1995, the Company acquired Birtcher Medical Systems, Inc. (in a $21.2 million stock-for-stock exchange) and the business and substantially all of the assets of The Master Medical Corporation (in a $10.0 million purchase transaction) and recorded net income of $10.9 million, or $0.94 per diluted share. In 1996, the Company acquired the business and substantially all of the assets of New Dimensions In Medicine, Inc. in a $34.9 million purchase transaction and continued to increase the level of net income to $16.3 million, or $1.12 per diluted share.

     In the light of the foregoing matters, on November 4, 1996, the Board of Directors approved Mr. Corasanti's current employment agreement, for employment from January 1, 1997 through December 31, 2001. In November 1999, the Board approved amending this agreement so as to provide Mr. Corasanti with the terms of a Change of Control Agreement as outlined above.

     In 1997, the Company continued to integrate its completed acquisitions, recording then record revenues of $138.2 million. The Company also completed two additional acquisitions to nearly triple the Company's size -- the acquisition of a surgical suction instrument and tubing product line from the Davol subsidiary of C.R. Bard, Inc. for a cash purchase price of $24 million and the acquisition of Linvatec and certain related assets from Bristol-Myers Squibb for a cash purchase price of $370 million (plus the assumption of net liabilities totaling approximately $16.6 million) and the issuance of a warrant to purchase one million shares of the Company's Common Stock at a warrant exercise price of $34.23. For 1997, excluding unusual charges related to the acquisition of Linvatec and the closure of the Company's Dayton, Ohio manufacturing facility, the Company had net income of $17 million, or $1.12 per diluted share.

     In 1998, the Company continued to integrate its completed acquisitions, again recording record revenues of $336.4 million. The Company, through its wholly owned subsidiary Linvatec, acquired an arthroscopic fluid control product line from Minnesota Mining and Manufacturing Company for a cash purchase price of $17.5 million. For 1998, excluding a one-time charge in connection with the refinancing of the Company's credit facility, the Company had net income of $19.4 million, or $1.26 per diluted share. The Company's stock price had increased from $7.22 on December 31, 1992 to $33 on December 31, 1998. In light of these factors, the Board of Directors awarded Mr. Corasanti 1999 base salary compensation of $312,277.

     In 1999, the Company continued to integrate its completed acquisitions, again recording record revenues of $372.6 million. The Company, through its wholly owned subsidiary Linvatec, acquired a powered surgical instrument product line from Minnesota Mining and Manufacturing Company for a cash purchase price of $39.0 million, before certain adjustments. For 1999, excluding certain one-time charges, the Company had net income of $27.4 million, or $1.77 per diluted share. In light of these factors, the Board of Directors awarded Mr. Corasanti 2000 base salary compensation of $325,000.

     In 2000, the Company continued to integrate its completed acquisitions, again recording record revenues of $392.2 million. The Company acquired certain minimally invasive surgery products from Imagyn Medical Technologies, Inc. for a cash purchase price of $6.0 million, subject to additional contingent consideration of up to $2.0 million. During part of this period, Mr. E. Corasanti managed the operations of Linvatec until a new President was installed at Linvatec, and Mr. J. Corasanti assumed the responsibilities as President and COO. During this period, the Company also undertook efforts to improve its distribution channels in all product areas and intensified efforts to produce internal growth through the development and introduction of new products. For 2000, excluding certain one-time charges, the Company had net income of $20.3 million, or $1.31 per diluted share.

     In light of these matters, the Board of Directors awarded Mr. E. Corasanti an increase in deferred compensation to $200,000 for 2000 and 2001. In light of the foregoing matters, on April 28, 2000, the Board of Directors approved Mr. J. Corasanti's employment agreement for employment from January 1, 2000 through December 31, 2004. Pursuant to this agreement, Mr. J. Corasanti was provided base salary of $200,000 and the Board of Directors is permitted, in its discretion, to establish a higher salary. In addition, Mr. J. Corasanti was awarded deferred compensation of $100,000 under the terms of the employment agreement. In light of the Company's performance during 2000, no bonuses were awarded to Mr. E. Corasanti or Mr. J. Corasanti.

     The Compensation Committee has adopted similar policies with respect to compensation of the other executive officers of the Company. The Company's performance, long-term growth and strategic positioning and the individual's past performance and future potential are considered in establishing the base salaries of executive officers. The policy regarding other elements of the compensation package for executive officers is similar to the CEO's in that the package is tied to achievement of performance targets. As discussed below, in 2000, the Company granted each of the Company's executive officers, including Eugene R. Corasanti, stock options. In light of the Company's performance during 2000, no bonuses were granted to any officer.

     Stock options are granted to the Company's executive officers, including Eugene R. Corasanti, primarily based on the executive's ability to influence the Company's long-term growth and profitability. The number of options granted is determined by using the same subjective criteria. All options are granted at the current market price. Since the value of an option bears a direct relationship to the Company's stock price it is an effective incentive for managers to create value for shareholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy. The Committee granted stock options to Eugene R. Corasanti in 2000. In 2000, the Committee granted options to executive officers.

     The Board of Directors has not yet adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Board of Directors does not anticipate that the compensation of any executive officer during 2001 will exceed the limits for deductibility. In determining a policy for future periods, the Board of Directors would expect to consider all relevant factors, including the Company's tax position and the materiality of the amounts likely to be involved.

Board of Directors                      Compensation Committee                  Stock Option Committee
------------------                      ----------------------                  ----------------------
Eugene R. Corasanti, Chairman           William D. Matthews, Chairman           Robert E. Remmell, Chairman
Joseph J. Corasanti                     Bruce F. Daniels                        Bruce F. Daniels
Bruce F. Daniels                        Robert E. Remmell                       Stuart J. Schwartz
William D. Matthews
Robert E. Remmell
Stuart J. Schwartz

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION;
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's Board of Directors, which is presently composed of Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, William D. Matthews, Robert E. Remmell and Stuart J. Schwartz, establishes the compensation plans and specific compensation levels for Eugene R. Corasanti directly (with Mr. Corasanti abstaining) and for other executive officers through the Compensation Committee, and administers the Company's stock option plans through the Stock Option Committee. As disclosed above, Eugene R. Corasanti, the Chairman of the Board of Directors, is the President and Chief Executive Officer of the Company and also serves as an officer of the Company's subsidiaries. Joseph J. Corasanti, a director of the Company, is the President and Chief Operating Officer of the Company, also serves as an officer of several of the Company's subsidiaries and is the son of Eugene R. Corasanti.

     Robert E. Remmell had served as the Assistant Secretary of the Company, and as an officer of several of the Company's subsidiaries, until March 1, 2000, when he resigned from those positions. Mr. Remmell is a partner in the law firm of Steates, Remmell, Steates and Dziekan, which has served a counsel to the Company, although the Company made no payments to the firm in 2000.

     The Company has entered into a contract with George A. Nole & Son, Inc., a construction company, in connection with certain renovations being made to one of the Company's Central New York facilities. The sole shareholder of George A. Nole & Son, Inc., a New York corporation, is Angelo Nole, who is the brother-in-law of Eugene R. Corasanti. The sub-contractors were awarded contracts following a competitive bidding process which was conducted through an architectural firm. Payments to George A. Nole & Son, Inc. during fiscal 2000 amounted to approximately $7.0 million, of which approximately $5.4 million was paid to sub-contractors during fiscal 2000.

     The Company pays all premiums on three split-dollar life insurance policies totaling $3,175,000 for the benefit of Eugene R. Corasanti. Premiums paid or accrued by the Company in the fiscal year ended December 31, 2000 were approximately $52,000. Of such premiums, an aggregate of approximately $5,300 has been reflected as compensation to Mr. E. Corasanti. The remaining amount of $46,700 is being treated by the Company as a loan to Mr. E. Corasanti. At December 31, 2000, the aggregate amount due the Company from Mr. E. Corasanti related to these split-dollar life insurance policies is $590,500. This amount (and subsequent loans for future premiums) will be repaid to the Company on Mr.
E. Corasanti's death and the balance of the policy will be paid to Mr. E. Corasanti's estate or beneficiaries.

     The Company likewise pays all premiums associated with a split-dollar life insurance policy totaling $1,000,000 for the benefit of Joseph J. Corasanti. Premiums paid or accrued by the Company in the fiscal year ended December 31, 2000 were approximately $12,130. Of such premiums, an aggregate of approximately $230 has been reflected as compensation to Mr. J. Corasanti. The remaining amount of $11,900 is being treated by the Company as a loan to Mr. J. Corasanti. This amount (and subsequent loans for future premiums) will be repaid to the Company on Mr. J. Corasanti's death and the balance of the policy will be paid to Mr. J. Corasanti's estate or beneficiaries.

     The Company has entered into directors and officers insurance policies with National Union Fire Insurance Company of Pittsburgh, PA covering the period from January 31, 2001 through January 31, 2002 at a total cost of $149,000, which covers directors and officers of the Company and its subsidiaries.

PERFORMANCE GRAPH

         The graph below compares the yearly percentage change in the Company's Common Stock with the cumulative total return of the Center for Research for Stock Performance ("CRSP") Total Return Index for the NASDAQ Stock Market and the cumulative total return of the Standard & Poor's Medical Products and Supplies Industry Group Index. In each case, the cumulative total return assumes reinvestment of dividends into the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                            AMONG CONMED CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
          AND THE S & P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX



              [GRAPHIC-GRAPH PLOTTED TO DATA POINTS LISTED BELOW]

                  PROPOSAL TWO: INDEPENDENT PUBLIC ACCOUNTANTS

         The independent accountants for the Company have been PricewaterhouseCoopers LLP since 1982. The Audit Committee recommended to the Board of Directors that PricewaterhouseCoopers LLP be nominated as independent accountants for 2001, and the Board has approved the recommendation.

         Audit Fees

         The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $220,600.

         All Other Fees

         The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended December 31, 2000 were $207,260.

         Unless otherwise specified, shares represented by proxies will be voted for the appointment of PricewaterhouseCoopers LLP as independent accountants for 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of votes cast at the meeting is necessary for the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2001.

         The Board of Directors recommends a vote FOR this proposal


                                 OTHER BUSINESS

         Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Any shareholder desiring to present a proposal to the shareholders at the 2002 Annual Meeting, which currently is expected to be scheduled on or about May 14, 2002, and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Company so that it is received by the Company at its principal executive offices on or before December 19, 2001. All such proposals should be in compliance with applicable SEC regulations. In addition, shareholders wishing to propose matters for consideration at the 2002 Annual Meeting or to propose nominees for election as directors at the 2002 Annual Meeting must follow specified advance notice procedures contained in the Company's By-laws, a copy of which is available on request to the Secretary of the Company, c/o CONMED Corporation, 310 Broad Street, Utica, New York 13501 (Telephone (315) 797-8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Section
1.13 of the Company's

By-laws and to be considered timely, notice of a proposal must be received by the Company between February 14, 2002 and March 15, 2002.

                                             By Order of the Board of Directors,

                                                   /s/Thomas M. Acey
                                                   -----------------
                                                      Thomas M. Acey
                                                      Secretary

April 6, 2001

                                   Appendix A

                               CONMED CORPORATION

                             AUDIT COMMITTEE CHARTER

                  Amended and Restated as of February 15, 2001

I. Composition of the Audit Committee: The Audit Committee shall be comprised of at least three directors. Each such director shall not be an officer or employee of the Company or its subsidiaries, and shall not either have any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, or the individual's membership on the Audit Committee shall have been determined by the Board of Directors under limited and exceptional circumstances to be required by the best interests of the shareholders. Further, the directors who are members of the Audit Committee shall otherwise satisfy the applicable membership requirements under the rules of the Securities and Exchange Commission and the stock exchange upon which the Company's shares are traded, as such requirements are interpreted by the Board of Directors in its business judgment.

II. Purposes of the Audit Committee: The purposes of the Audit Committee are to assist the Board of Directors:

1.       in its oversight of the Company's  accounting  and financial  reporting
         principles   and  policies  and   internal   accounting   controls  and
         procedures;

2. in its oversight of the Company's financial statements and the independent audit thereof;

3.       in  nominating  the outside  auditors to be  proposed  for  shareholder
         approval  in  any  proxy   statement,   evaluating  and,  where  deemed
         appropriate, replacing the outside auditors; and

4.       in evaluating the independence of the outside auditors.

                  The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal accounting and financial departments are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member, to the extent that he or she, in the exercise of business judgment, determines such reliance to be appropriate, of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors), and (iii) representations made by management as to any information technology, internal audit and any non-audit services provided by the auditors to the Company.

         The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to nominate and evaluate the outside auditors to be proposed for shareholder approval in the proxy statement, and, where appropriate, to replace such auditors.

         The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company ("Statement as to Independence"), addressing each non-audit service provided to the Company and the matters set forth in Independence Standards Board No. 1.

         The outside auditors shall submit to the Company annually a formal written statement of fees billed for each of the following categories of services rendered by the outside auditors: (I) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q or 10-K for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (iii) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service.

III. Meetings of the Audit Committee: The Audit Committee shall meet periodically, as circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements. The Audit Committee shall also meet separately at least annually with management, the officers of the Company responsible for internal accounting and financial controls and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit

         Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV. Duties and Powers of the Audit Committee: To carry out its purposes, the Audit Committee shall have the following duties and powers:

         1.       with respect to the outside auditor,

                  (i)    to  provide   advice  to  the  Board  of  Directors  in
                         nominating, selecting, evaluating or replacing outside auditors;

                  (ii) to review the fees charged by the outside auditors for audit and non-audit services;

                  (iii) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence;

                  (iv) if applicable, to consider whether the outside auditors' provision of (a) information technology consulting services relating to financial information systems design and implementation and (b) other non-audit services to the Company is compatible with maintaining the independence of the outside auditors; and

                  (v) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

         2. with respect to the internal officer or officers of the Company responsible for internal accounting and financial controls,

                  (i) to review the appointment and replacement of the officer or officers of the Company responsible for internal accounting and financial controls; and

                  (ii) to advise that he or she is, or they are, expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by any internal or other auditor and management's responses thereto;

         3. with respect to financial reporting principles and policies and internal accounting and financial controls and procedures,

                  (i) to advise management, officers responsible for internal accounting and financial controls, and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

                  (ii) to consider any reports or communications (and management's and any other internal responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

                            o deficiencies noted in the audit in the design or operation of internal controls;

                            o consideration of fraud in a financial statement audit;

                            o   detection of illegal acts;

                            o   the  outside  auditor's   responsibility   under
                                generally accepted auditing standards;

                            o   significant accounting policies;

                            o   management judgments and accounting estimates;

                            o   adjustments arising from the audit;

                            o   the  responsibility  of the outside  auditor for
                                other   information   in  documents   containing
                                audited financial statements;

                            o   disagreements with management;

                            o   consultation    by    management    with   other
                                accountants;

                            o major issues discussed with management prior to retention of the outside auditor;

                            o   difficulties   encountered  with  management  in
                                performing the audit;

                            o   the  outside   auditor's   judgments  about  the
                                quality of the entity's  accounting  principles;
                                and

                            o   reviews   of   interim   financial   information
                                conducted by the outside auditor;

                  (iii) to meet with management, the officer or officers of the Company responsible for internal accounting and financial controls and/or the outside auditors:

                            o   to discuss the scope of the annual audit;

                            o   to discuss the audited financial statements;

                            o to discuss any significant matters arising from any audit or report or communication referred to in items 2(ii) or 3(ii) above, whether raised by management, the officer or officers of the Company responsible for internal accounting and financial controls, or the outside auditors, relating to the Company's financial statements;

                            o to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

                            o to discuss significant changes to the Company's financial and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the officer or officers of the Company responsible for internal accounting and financial controls or management; and

                            o   to   inquire   about   significant   risks   and
                                exposures, if any, and the steps taken to monitor and minimize such risks;

                  (iv) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

                  (v) to discuss with the Company's General Counsel any significant legal matters that may have a material effect on the financial statements, the Company's compliance policies, including material notices to or inquiries received from governmental agencies; and

         4.       with respect to reporting and recommendations,

                  (i) to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

                  (ii)     to  review  this   Charter  at  least   annually  and
                           recommend any changes to the full Board of Directors; and

                  (iii) to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

V. Resources and Authority of the Audit Committee: The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

[X]   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                                 REVOCABLE PROXY
                               CONMED CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 15, 2001

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

  The undersigned hereby appoints Eugene R. Corasanti and Robert E. Remmell, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of CONMED Corporation (the "Company") held of record by the undersigned on March 28, 2001, at the Annual Meeting of Shareholders to be held May 15, 2001, and at any adjournment thereof.

(1)  Election of directors

NOMINEES: Eugene R. Corasanti, Robert E. Remmell, Bruce F. Daniels, William D. Matthews, Stuart J. Schwartz and Joseph J. Corasanti.

                                                    For All
                 For              Withhold          Except
                 [_]                [_]               [_]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

(2) Appointment of Pricewaterhouse-Coopers LLP as independent accountants of the Company for 2001.

                  For             Against          Abstain
                  [_]               [_]              [_]

(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

   All as more particularly described in the Company's Proxy Statement, dated April 6, 2001 (the "Company's Proxy Statement"), relating to such meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1) AND (2), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.


                                       _________________________________________
  Please be sure to sign and date      Date
   this Proxy in the box below.
________________________________________________________________________________



________Stockholder sign above_________Co-holder (if any) sign above____________


=> Detach above card, sign, date and mail in postage paid envelope provided. =>

                               CONMED CORPORATION
                    310 Broad Street-- Utica, New York 13501

--------------------------------------------------------------------------------
The above signed hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

     Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

            PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THIS PROXY CARD
                IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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